Exhibit 99.1

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

pr@overstock.com

Investor Contact:

Mark Harden, Overstock.com, Inc.

+1 (801) 947-5409

mharden@overstock.com

Overstock.com to Acquire SpeedRoute Technologies and Related Businesses

New Subsidiary Brings Crypto and U.S. National Market System Together

SALT LAKE CITY —Aug. 26, 2015 — Overstock.com, Inc. (Nasdaq: OSTK) announced today that it has entered into agreements to acquire a group of related, privately held financial technology companies, and has closed the acquisition of the assets of one of those companies. These acquisitions were made through Overstock’s t0 subsidiary. This transaction is a pioneering development in connecting crypto capital markets to existing national markets.

SpeedRoute currently routes approximately 2.5 percent of U.S. equity order flow.  The acquisition of SpeedRoute and its underlying technologies positions Overstock to connect t0 trading to the entire U.S. equity market. The combination of SpeedRoute’s infrastructure and critical mass connectivity with the t0 blockchain software plugged into the U.S. equity markets creates a paradigm-changing moment for capital markets, stated Overstock officials.

“This merger combines vision with market-leading trading technology and infrastructure that is already accepted across the industry, creating the opportunity for a quantum leap in securities trading and settlement processes,” said SpeedRoute CEO Joseph Cammarata.  “This collaboration allows Overstock to enter this new financial technology arena with a speed and aggression that I believe will revolutionize Wall Street, while adding an already profitable and cash-flow positive business right to Overstock’s bottom line. The winners are going to be investors and regulators alike.”

“According to Karl Marx, ‘The philosophers have only interpreted the world. The point, however, is to change it.’ The acquisition of SpeedRoute brings to fruition the idea behind t0.com:  making financial markets more fair and efficient through the application of crypto technology,” said Overstock CEO Patrick M. Byrne.  “Together, we can revolutionize finance across the globe by providing for it a cryptoledger foundation that is immune to the various forms of risk and mischief that are embedded in our current system.”

The total purchase price for the group of businesses will be paid in cash and Overstock common stock.  The majority of the deal closed today.  The acquisition of certain assets remains subject to regulatory notification requirements. As a result of this transaction, SpeedRoute and its related companies will be held within Overstock’s subsidiary, t0, in which Overstock’s ownership stake increases to 81 percent.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Worldstock.com is dedicated to selling artisan-crafted products from around the world whereas Main Street Revolution supports small businesses across the U.S. by providing them a national customer base. Overstock has additional community-focused initiatives such as a Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co.  Overstock (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock Fair Trade, Worldstock, and OVillage are registered trademarks. O.biz, Club O Dollars, and OGlobal are trademarks of Overstock.com, Inc. The Overstock.com, Club O, and Worldstock Fair Trade logos are also registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended June 30, 2015, which was filed with the SEC on August 7, 2015, and any subsequent filings with the SEC.

SOURCE Overstock.com, Inc.